Exhibit 4.1(b)
VIAD CORP
and
JPMORGAN CHASE BANK, Trustee

FIRST SUPPLEMENTAL INDENTURE
Dated as of May 21, 2004

6.09% Medium-Term Notes due October 25, 2004
6.11% Medium-Term Notes due October 25, 2004
6.15% Medium-Term Notes due October 25, 2004
6.56% Medium-Term Notes due February 7, 2005
6.63% Medium-Term Notes due January 21, 2009

     FIRST SUPPLEMENTAL INDENTURE, dated as of May 21, 2004 (“First Supplemental Indenture”), between Viad Corp (formerly The Dial Corp), a Delaware corporation (the “Company”), and The JPMorgan Chase Bank (as successor in interest to The Chase Manhattan Bank, N.A.), having its principal corporate trust office in The City of New York, New York, as Trustee (the “Trustee”).
     WHEREAS, the Company and the Trustee are parties to the Indenture, dated as of April 1, 1993 (as amended and supplemented from time to time, the “Indenture”), providing for, among other things, the issuance of 6.09% Medium-Term Notes due October 25, 2004; 6.11% Medium-Term Notes due October 25, 2004; 6.15% Medium-Term Notes due October 25, 2004; 6.56% Medium-Term Notes due February 7, 2005; and 6.63% Medium-Term Notes due January 21, 2009 (the “Securities”);
     WHEREAS, Section 13.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture with the written consent of not less than 66 2/3% in principal amount of all outstanding securities affected by such supplemental indenture;
     WHEREAS, the Company desires to delete or amend certain provisions of the Indenture as set forth herein (the “First Supplemental Changes”);
     WHEREAS, Holders of not less than 66 2/3% in aggregate principal amount of the outstanding Securities have consented to the First Supplemental Changes, there having been outstanding immediately prior to the date hereof Securities in the aggregate principal amount of $35,000,000, of which $        in principal amount tendered such Securities and consented to the amendments contained herein pursuant to an offer to purchase for cash all outstanding Securities and related consent solicitation (the “Offer”);
     WHEREAS, the Company has furnished the Trustee with an Officers’ Certificate and, as to legal issues, an Opinion of Counsel, stating that this First Supplemental Indenture is authorized or permitted under the Indenture;
     WHEREAS, pursuant to Section 15.03 of the Indenture, in signing this First Supplemental Indenture, the Trustee shall be fully protected in relying upon an Opinion of Counsel stating that this First Supplemental Indenture is authorized or permitted under the Indenture; and
     WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement, in accordance with its terms, have been done.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein, the Company and the Trustee, intending to be legally bound, mutually covenant and agree for the equal and ratable benefit of the respective holders from time to time of the Securities as follows (all capitalized terms used in this First Supplemental Indenture which are not defined herein have the meanings assigned to them in the Indenture):

     Section 1. The Indenture.
     (a) Deletion of Certain Sections of the Indenture. Sections 5.04, 5.05, 5.06, 5.07, 5.09, 5.10, and 5.11 of the Indenture are hereby amended by deleting all such sections, all references thereto and all defined terms used exclusively therein in their entirety.
     (b) Amendment of Section 6.01 of the Indenture. Section 6.01 of the Indenture is hereby amended to read in its entirety as follows:
     Except where otherwise indicated by the context or where the term is otherwise defined for a specific purpose, the term “event of default” as used in this Indenture with respect to Securities of any series shall mean one of the following described events unless it is either inapplicable to a particular series or specifically deleted or modified in the supplemental indenture, if any, under which such series of Securities is issued:
          (a) the failure of the Company to pay any installment of interest on any Security of such series, when and as the same shall become payable which failure shall have continued unremedied for a period of 30 days;
          (b) the failure of the Company to pay the principal of (and premium, if any, on) any Security of such series, when and as the same shall become payable, whether at maturity as therein expressed, by call for redemption (otherwise than pursuant to a sinking fund), by exercise of the option for repayment of the Security prior to the Stated Maturity therein by the Holder thereof, by declaration as authorized by this Indenture or otherwise;
          (c) the failure of the Company to pay a sinking fund installment, if any, when and as the same shall become payable by the terms of a Security of such series which failure shall have continued unremedied for a period of 30 days;
          (d) the entry by a court having jurisdiction in the premises of a decree or order for relief in respect of the Company in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or, for substantially all of its property, or ordering the winding up or liquidation of its affairs, which decree or order shall have remained unstayed and in effect for a period of 90 consecutive days;
          (e) the commencement by the Company of a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by the Company to the entry of an order for relief in an involuntary case under any such 1aw, or the consent by the Company to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or similar official) of the Company or for substantially all of its property, or the making by it of an assignment for the benefit of its creditors; or
          (f) the occurrence of any other event of default with respect to Securities of such series as provided in an Officers Certificate delivered pursuant to Section 2.02 or a supplemental indenture applicable to such series of Securities pursuant to Section 13.01(b).
        (c) Amendment of Section 15.01. Section 15.01 of the Indenture is hereby amended to read in its entirety as follows:
        Nothing contained in this Indenture or in the Securities shall be deemed to prevent the consolidation or merger of the Company with or into any other corporation, or the merger into the Company of any other corporation, or the sale or lease by the Company of its property and assets as, or substantially as, an entirety, or otherwise.
        Upon any consolidation or merger, or any sale other than for cash or lease of all or substantially all of the assets of the corporation formed by such consolidation or into which the Company shall have been merged or to which such sale or lease shall have been made, shall succeed to and be substituted for the Company with the same effect as if it had been named herein as a party hereto, and thereafter from time to time such corporation may exercise each and every right and power of the Company under this Indenture, in the name of the Company or in its own name, and any act or proceeding by any provision of this Indenture required or permitted to be done by the Board of Directors or any officer of the Company may be done with like force and effect by the like board or officer of any corporation that shall at the time be the successor of the Company hereunder. In the event of any such sale or conveyance, but not any such lease, the Company (or any successor corporation) shall be discharged from all obligations and covenants under this indenture and the Securities and may thereupon be dissolved and liquidated.
     Section 2. Effectiveness; Termination. This First Supplemental Indenture is being executed and delivered by the Company and the Trustee on the date first written above, which date is at or promptly after the consent expiration date as provided for in the Offer, but the provisions of Section 1 hereof shall not become effective unless and until the Company provides the Trustee with written notice confirming that the Securities have been accepted for payment pursuant to the Offer (but shall become effective immediately upon delivery of such notice).
     Section 3. Miscellaneous Provisions.
     The Trustee makes no undertaking or representations in respect of, and shall not be responsible in any manner whatsoever for and in respect of, the validity or sufficiency of this First Supplemental Indenture or the proper authorization or the due execution hereof by the Company or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.
     All cross-references contained in the Indenture shall be considered to be appropriately amended to reflect the First Supplemental Changes. Except as expressly amended hereby, the Indenture shall continue in full force and effect in accordance with the respective provisions thereof and the Indenture is in all respects hereby ratified and confirmed. This First Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision that is required by or deemed to be included in this First Supplemental Indenture by the Trust Indenture Act (as such term is defined in the Existing Indenture), the required or incorporated provision shall control.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.
VIAD CORP

By	/s/ Scott E. Sayre
Name: Scott E. Sayre
Title: Vice President-General Counsel and Secretary

ATTEST:
By /s/ Elyse Newman

J.P. MORGAN CHASE TRUST COMPANY, N.A. as Trustee

By	/s/ Mitch Gardner
Name: Mitch Gardner
Title: Vice President

ATTEST:
By James Nagy

4